Exhibit 10.19

PREFORMED LINE PRODUCTS COMPANY

AMENDED AND RESTATED LONG TERM STOCK INCENTIVE PLAN OF 2008

RESTRICTED STOCK UNIT AWARD AGREEMENT

THIS RESTRICTED STOCK UNIT AWARD AGREEMENT (“Agreement”) is dated as of February 3, 2016, (being the “Grant Date” of this restricted stock unit award), between Preformed Line Products Company, an Ohio corporation (“Company”), and NAME (“Participant”).

WHEREAS, the Company maintains the Preformed Line Products Company Amended and Restated Long Term Stock Incentive Plan of 2008 (the “Plan”) for the purpose of (i) motivating key personnel by means of incentive compensation, (ii) furthering the alignment of interests of participants with those of the stockholders of the Company through ownership and performance of the common stock of the Company, and (iii) permitting the Company to attract and retain key personnel and directors whose judgment is important to the successful conduct of the business of the Company; and

WHEREAS, pursuant to the terms of the Plan, the Compensation Committee may grant restricted stock unit awards to key personnel of the Company and its subsidiaries and non-employee directors of the Company; and

WHEREAS, pursuant to the terms of the Plan, the Compensation Committee may grant awards that are not intended to be Qualified Performance-Based Awards, as defined under the Plan, by expressing such intention in this Agreement; and

WHEREAS, pursuant to the terms of the Plan, the terms, conditions and restrictions of each restricted stock unit award are to be set forth in an award agreement; and

WHEREAS, the Compensation Committee has determined that it is appropriate to grant Participant a restricted stock unit award (as comprised of two separate mutually exclusive parts, Award I and Award II, as set forth below (the “Restricted Stock Units”)) under the Plan on the terms, conditions and restrictions provided in this Agreement and Participant accepts such Award.

NOW, THEREFORE, the Company and the Participant agree as follows:

12.	Award and Acceptance of Restricted Stock Units.

As of the Grant Date, the Company grants to the Participant, upon the terms and conditions set forth in this Agreement, X Restricted Stock Units. The Restricted Stock Units give the Participant the right to receive one (1) Share (as defined in the Plan) in the future for each Restricted Stock Unit, subject to the satisfaction of the vesting requirements set forth in this Agreement. The Restricted Stock Units are granted in accordance with, and subject to, all the terms, conditions and restrictions of the Plan, which are hereby incorporated by reference in their entirety. The Participant irrevocably agrees to, and accepts, the terms, conditions and restrictions of the Plan and this Agreement on his own behalf and on behalf of any beneficiaries, heirs, legatees and successors.

13.	Vesting.

Until no longer subject to substantial risk of forfeiture (vested) (the “Vesting Date”) in accordance with the schedule and performance criteria set forth below, the Restricted Stock Units will be forfeited if the Participant voluntarily terminates his employment with the Company; provided, however, the Compensation Committee of the Board of Directors (the “Committee”), in its sole discretion, may modify the terms of this grant at any time. The period between the grant date under this Agreement and the Vesting Date shall be referred to as the “Restriction Period.”

The Restricted Stock Units shall vest, if at all, in the amounts and on the dates set forth below:

Award I — Time-Based Vesting

Vesting Date	Number of Shares Distributable
December 31, 2018	Y

Award II — Performance and Time-Based Vesting

Vesting Date	Maximum Number of Shares Distributable

December 31, 2018	Z

Subject to the achievement of the performance goals of at least zero percent (0%) Growth in Operating Income (Compounded Annually) and zero percent (0%) Sales Growth Percentage (Compounded Annually) over the average of the three prior years’ values, Award II shall vest pro-ratedly in a percentage determined under the following chart:

GROWTH IN PRETAX INCOME	5%	125%	150%	200%
	2%	75%	100%	150%
	0%	50%	75%	125%
		0%	3%	5%
		SALES GROWTH (Compounded Annually)

Following the calculation of vested percentages under the chart described above, all remaining unvested Restricted Stock Units shall terminate. The Committee has the ability to review the methodology to determine the achievement of the performance measures used in determining the number of performance based shares that vest hereunder.

14. Payment. Except as provided in Section 6(b) below, the Company shall distribute to the Participant one Share for each Restricted Stock Unit that vests at the end of the Restriction Period by March 15th, 2019; provided that any fractional shares deliverable to the Participant shall be rounded down to the next whole number.

15.	Dividend Equivalents.

If on any date prior to the date Shares subject to a vested Restricted Stock Unit are distributed to the Participant (the “Distribution Date”), the Company shall pay any cash dividend on Shares (with a record date after the grant date hereof), then (i) the Company shall credit to the Participant’s bookkeeping account a number of Restricted Stock Units, and (ii) the Participant shall be entitled to receive, on the Distribution Date, a number of Shares, equal to: (a) the aggregate number of Restricted Stock Units credited to the Participant as of the related dividend record date, multiplied by (b) the per Share amount of such cash dividend and divided by (c) the Fair Market Value (as defined in the Plan) of a Share on the dividend record date. Notwithstanding anything in the foregoing to the contrary, no such dividend equivalents shall be credited or distributable if the Compensation Committee shall determine it necessary to avoid adverse taxation under Section 409A of the Internal Revenue Code (the “Code”). If there is a Corporate Transaction (as defined in the Plan), such Restricted Stock Units credited to the Participant shall be subject to the substitutions or adjustments in accordance with Section 3(c) of the Plan.

16.	Recordkeeping.

The Company shall record the Restricted Stock Units on its books and records. No Shares shall be registered in the name of the Participant unless and until the Participant has a vested interest on the Distribution Date.

17.	Accelerated Vesting Upon Change in Control, Retirement, Death, Disability.

Notwithstanding anything to the contrary in this Agreement, the Restricted Stock Units awarded to the Participant hereunder shall no longer be subject to a substantial risk of forfeiture and shall immediately vest in the Participant upon the occurrence of the following:

(a)	Retirement, Death, Disability.

In the event that the Participant ceases to be employed by the Company or any of its subsidiaries or ceases to be a non-employee director of the Company, in either case due to Retirement (as defined in the Plan), death or Disability (as defined in the Plan) prior to the end of the Restriction Period, a pro rata number of Restricted Stock Units shall remain eligible for vesting at the end of the Restriction Period, such pro rata number to be measured by the number of days in the period commencing with the date of this grant and ending on the date of Retirement, death or Disability as compared to the number of days in the period commencing with the date of this grant and ending on the last day of the Restriction Period, with any fractional unit rounded down to the nearest whole number. The provisions of this Agreement, including those provisions relating to vesting only upon attainment of the Performance Targets at the end of the Restriction Period, shall continue to apply to such pro rata number of units. The balance of Restricted Stock Units granted pursuant to this Agreement and not subject to pro rata eligibility pursuant to this Section 6 shall be forfeited without compensation or other consideration.

(b)	Change in Control.

Upon a Change in Control (as defined in the Plan) of the Company prior to the end of the Restriction Period,

(i) if the Participant is employed by the Company or any of its subsidiaries or is a non-employee director of the Company at the time of such Change in Control, 100% of the Participant’s Award I and Award II Restricted Stock Units shall become immediately vested and nonforfeitable. Generally, no later than thirty days following the Change in Control, the Company shall deliver one Share (as may be adjusted under Section 3(c) of the Plan) or its cash equivalent to the Participant for each Restricted Stock Unit that vests upon a Change in Control.

(ii) if the Participant’s employment or directorship ceased due to his or her death, Disability or Retirement prior to the Change in Control, the Company shall, generally, deliver one Share (as may be adjusted under Section 3(c) of the Plan) or its cash equivalent to the Participant (or the Participant’s beneficiary) for each Restricted Stock Unit that vested in connection with such death, Disability or Retirement no later than thirty days following the Change in Control (as prorated pursuant to Section 6(a) above). For purposes of Award II Restricted Stock Units, the Company will assume that 7% Growth in Operating Income and 5% Sales Growth was achieved. Notwithstanding the provisions of Sections 6(b)(i) and (ii), if the Change in Control does not constitute a “change in control event” or a “change in ownership or effective control” of the Company for purposes of Section 409A of the Code, then any Restricted Stock Unit that is considered “deferred compensation” for purposes of Section 409A of the Code shall be settled on the original payment date set forth in Section 3 above.

Upon a Participant’s Termination of Employment (as defined in the Plan) for reasons other than for Retirement (as defined in the Plan), death or Disability (as defined in the Plan), the Participant shall forfeit to the Company, without compensation or any other consideration, all Restricted Stock Units that are granted pursuant to this Agreement.

18.	Adjustment of Restricted Stock Units.

On any change in the number or kind of outstanding common shares of the Company by reason of a recapitalization, merger, consolidation, reorganization, separation, liquidation, share split, share dividend, combination of shares or any other change in the corporate structure or Common Shares of the Company, the Company, by action of the Committee, is empowered to make such adjustment, if any, in the number and kind of Restricted Stock Units subject to this Agreement as it considers appropriate for the protection of the Company and of the Participant.

19.	Tax Provision.

No later than the date as of which an amount first becomes includible in the gross income of a Participant for federal, state, local or foreign income or employment or other tax purposes with respect to the Restricted Stock Units, such Participant shall pay to the Company, or make arrangements satisfactory to the Company regarding the payment of, any federal, state, local or foreign taxes of any kind required by law to be withheld with respect to such amount. The Participant may settle his or her withholding obligations with Common Stock, including Common Stock that is part of the Restricted Stock Unit that gives rise to the withholding requirement, having a Fair Market Value (as defined in the Plan) on the date of withholding equal to the minimum amount (and not any greater amount) required to be withheld for tax purposes, all in accordance with such procedures as the Committee establishes. The obligations of the Company shall be conditional on such payment or arrangements, and the Company shall, to the extent permitted by law, have the right to deduct any such taxes from any payment otherwise due to such Participant. The Committee may establish such procedures as it deems appropriate, including making irrevocable elections, for the settlement of withholding obligations with Common Stock.

20.	Special Incentive Compensation.

The Participant agrees that the award of the Restricted Stock Units under the Agreement is special incentive compensation and that it, as well as any dividend equivalents paid thereon (even if treated as compensation for tax purposes) and any other property received on account of such Restricted Stock Units will not be taken into account as “salary” or “compensation” or “bonus” in determining the amount of any payment under any pension, retirement or profit-sharing plan of the Company or any life insurance, disability or other benefit plan of the Company.

21.	Compensation Committee Certification.

Notwithstanding any other provision of this Agreement to the contrary, no portion of a vested Award II shall be paid until the Committee has certified that the respective Performance Goals as well as any other material terms of the Plan and this Agreement have been satisfied. To the extent that the foregoing requirement is not satisfied, no portion of Award II shall be paid.

22.	Relationship to the Plan.

This Agreement is subject to the terms of the Plan, which are hereby incorporated into this Agreement in their entirety and any related administrative policies or procedures adopted by the Company. If there is any inconsistency between this Agreement and the Plan or any such administrative policies or procedures, the Plan and the policies or procedures, in that order, shall govern.

23.	No Effect on Employment Relationship.

Neither this Agreement, nor the Plan, shall constitute a contract of employment, and shall not confer upon any employee any right to continued employment or service, nor shall it interfere in any way with the right of the Company or any Subsidiary to terminate the employment of any employee or service of any independent contractor, at any time.

24.	Transferability; Binding Effect.

The Restricted Stock Units may not be sold, exchanged, transferred, pledged, hypothecated, assigned, disposed of or otherwise encumbered, whether voluntarily, involuntarily or by operation of law. Any attempted sale, exchange, transfer, pledge, hypothecation, assignment, disposition or encumbrance of such Restricted Stock Units in violation of this Agreement shall be void and of no effect and the Company shall have the right to disregard the same on its books and records. Further, the rights of the Participant under this Agreement shall not be transferable except, in the event of death, by will or by the laws of descent and distribution. Subject to the provisions of the Plan, this Agreement shall inure to the benefit of and be binding upon the Participant and the Company and their respective heirs, legal representatives and successors.

25.	Amendment.

No amendment, modification, waiver or release of or under this Agreement will be effective unless evidenced by an instrument in writing signed by each of the Company and the Participant.

26.	Governing Law.

The Plan, this Agreement and all awards made and actions taken hereunder shall be governed by and construed in accordance with federal law and the laws of the State of Ohio, without reference to principles of conflict of laws. The captions herein are not part of the provisions hereof and shall have no force or effect.

16.	Section 409A of the Code.

This Agreement and Restricted Stock Units granted hereunder are intended to comply with the requirements of Section 409A of the Code (“Section 409A”), including the exceptions thereto, and shall be construed and administered in accordance with such intent. Notwithstanding any other provision of this Agreement or the Plan, payments provided under this Agreement may only be made upon an event and in a manner that complies with Section 409A or an applicable exemption. Any payments under this Agreement that may be excluded from Section 409A either as separation pay due to an involuntary separation from service or as a short-term deferral shall be excluded from Section 409A to the maximum extent possible. Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this Agreement comply with Section 409A and in no event shall the Company, its directors, officers or employees be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by the Participant on account of non-compliance with Section 409A.

Notwithstanding any other provision of this Agreement, if at the time of the Participant’s termination of employment, he or she is a “specified employee”, determined in accordance with Section 409A, any payments or distribution of Shares provided under this Agreement that constitute “nonqualified deferred compensation” subject to Section 409A that are provided to the Participant on account of his separation from service shall not be paid until the first payroll date to occur following the six-month anniversary of the Participant’s termination date (“Specified Employee Payment Date”). The aggregate amount of any payments or distributions that would otherwise have been made during such six-month period shall be paid in a lump sum on the Specified Employee Payment Date without interest and thereafter, any remaining payments shall be paid without delay in accordance with their original schedule.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

Preformed Line Products Company		NAME

By:	Robert G. Ruhlman	By:
President & CEO

Date:		Date: